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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 21, 2000

                          SARATOGA BEVERAGE GROUP, INC.
             (Exact name of registrant as specified in its charter)

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        Delaware                     33-62038NY               14-1749554
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(State or other jurisdiction      (Commission File          (IRS Employer
     of incorporation)                 Number)            Identification No.)
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          1000 American Superior Boulevard, Winter Haven, Florida 33884
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               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (863) 299-6915




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          (Former name or former address, if changed since last report)


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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

         On June 21, 2000, a change in control of Saratoga Beverage Group, Inc. ("Saratoga") occurred in accordance with the terms of a Stock Purchase Agreement and Agreement and Plan of Merger, dated as of January 5, 2000, by and among Saratoga, NCP-SBG, L.P. and NCP-SBG Recapitalization Corp., as amended by Amended and Restated Amendment No. 1 to Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 9, 2000 (collectively the "Agreement"). Pursuant to the Agreement, each share of common stock of Saratoga issued and outstanding, other than (i) shares held by Saratoga as treasury stock, (ii) 700,000 shares (the "Rollover Stock") held by Robin Prever Malatino,
Steven Bogen, Warren Lichtenstein, Steel Partners II, L.P., Anthony Malatino and certain other stockholders (the "Continuing Stockholders") and (iii) shares as to which dissenters' rights have been validly exercised, were converted into the right to receive $6.00 in cash, without interest, and each share of Rollover Stock was converted into the right to receive one share of common stock of Saratoga.

         On June 21, 2000, NCP-SBG Recapitalization Corp., merged with and into Saratoga (the "Merger"), with Saratoga being the surviving corporation (the "Surviving Corporation").

         Immediately following the Merger, NCP-MHZ, L.P., as assignee of NCP-SBG, L.P., ("North Castle") held approximately 90% of the common stock of the Surviving Corporation and the Continuing Stockholders held approximately 10% of the common stock of the Surviving Corporation.

         Pursuant to the terms of a Stockholders Agreement dated as of January 5, 2000, by and among Robin Prever Malatino, Steven Bogen, Anthony Malatino, Steel Partners II, L.P., Warren Lichtenstein, Pershing Securities Limited, Jurg Walker and North Castle, the parties agreed that the board of the Surviving Corporation will consist of seven members, of which four members will be nominated by North Castle, and three members will be nominated by Robin Prever Malatino so long as she is the Chief Executive Officer of the Surviving Corporation. If Ms. Prever Malatino is no longer the Chief Executive Officer, then the Continuing Stockholders may nominate one director, so long as they collectively own 5% or more of the outstanding common stock. The chairperson of the board shall be designated by North Castle from among the directors of Saratoga. In addition, the above mentioned parties also agreed to certain restrictions on transfer and other rights with respect to their shares in the Surviving Corporation in the Merger.

         The Continuing Stockholders and Saratoga entered into the following agreements as of June 9, 2000 relating to the Continuing Stockholders' equity in the post-merger entity:

(i) Steven Bogen, Anthony Malatino, Steel Partners II, L.P., Warren Lichtenstein and Robin Prever Malatino entered into Earnout Agreements pursuant to which they each agreed that, upon the occurrence of certain events, the Surviving Corporation shall purchase from the above persons or entities, and they shall sell to the Surviving Corporation, callable shares (defined for each Continuing Shareholder as a definite number of shares in the Surviving


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         Corporation) owned by them at a per share price of $0.01. Certain of the Continuing Shareholders also agreed to purchase additional shares of common stock in the Surviving Corporation for a purchase price of $6.00 per share, which shares are also subject to the call provisions of the respective Earnout Agreements.

(ii) Robin Prever Malatino, John Morabito, Jeffrey Heavirland, Adam Madkour and Marc Craen (the "Optionholders") entered into Optionholder Earnout Agreements pursuant to which, at the closing, certain of their current stock options to purchase shares of common stock of the Surviving Corporation were not canceled and instead were rolled over into options to purchase new shares in the Surviving Corporation. Such options and common stock purchasable upon exercise of such options are subject to the call provisions of the Optionholder Earnout Agreements.

         The total amount of cash required to consummate the transactions contemplated by the Agreement, including payment of related fees and expenses, was approximately $42.7 million. The Merger was financed from a combination of:

(i) Borrowings of approximately $17.3 million by the Surviving Corporation under senior credit facilities provided by Bank of America, N.A.;

(ii) Financing from the Continuing Shareholders and Optionholders in an amount approximately equal to $6.0 million; and

(iii) An equity investment of approximately $19.4 million by North Castle in the Surviving Corporation, plus additional amounts to be used by the Surviving Corporation for general corporate purposes.

         The senior credit facilities provided by Bank of America, N.A. include amounts borrowed by certain affiliates of the Surviving Corporation to finance the Purchaser's investment in the fresh juice industry generally and total approximately $40.0 million. Accordingly, amounts borrowed under the credit facilities are secured by a first priority pledge of and security interest in all of the assets of the Surviving Corporation, the shares of the Surviving Corporation, as well as a first priority pledge of and security interest in all of the assets of such affiliates of the Surviving Corporation and the shares of such affiliates.

         On June 21, 2000, North Castle and the Surviving Corporation issued a joint press release with respect to the closing of the Merger, which press release is annexed as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.

              99.1     Joint Press Release dated June 21, 2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: July 6, 2000                     SARATOGA BEVERAGE GROUP, INC.
                                           (Registrant)

                                           By: /s/ Irene Fonzi
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                                               Irene Fonzi
                                               General Counsel and Secretary

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                                INDEX TO EXHIBITS

Exhibit No.     Description
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99.1            Joint Press Release dated June 21, 2000